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                                                                    EXHIBIT 99.1


       BINDVIEW DEVELOPMENT CORPORATION CLOSES ACQUISITION OF NETECT LTD.
                        AND ANNOUNCES MANAGEMENT CHANGES

HOUSTON, TEXAS - MARCH 2, 1999 -- BindView Development Corporation (NASDAQ:
BVEW), a leading supplier of security assessment and systems management software, today announced the closing of its acquisition of Netect Ltd. Netect, headquartered in Framingham Massachusetts, is a provider of anti-hacker software solutions that identify and close security holes to prevent internal and external network intrusions, including attempts to hack into a network via the Internet. BindView will integrate Netect's HackerShield product into the Company's award-winning BindView EMS family of systems management products. The combination of these products will enable BindView to assess and manage internal and external security threats, providing organizations with a greater level of protection from these threats.

     "The addition of HackerShield will allow BindView's security offering to extend beyond the operating system and reach the network and Internet level," stated Eric Pulaski, President and Chief Executive Officer of BindView Development Corporation. "HackerShield probes, identifies and closes holes that hackers use to break into Internet firewalls, network servers, web servers and all other IP devices."


     Under the terms of the agreement, BindView acquired all of the outstanding equity interests of Netect for approximately 1.4 million shares of BindView common stock. This acquisition is expected to be accounted for as a pooling of interests.


     "This acquisition makes a lot of sense. It brings attention to the fact that BindView is clearly in the security market," stated Steve Foote, Vice President, Research Strategy/Director of Hurwitz Consulting Group. "The synergy between product capabilities and sales channels gives BindView an advantage in markets that other traditional security companies have not been able to sell in to, LAN and System Administrators."

MANAGEMENT CHANGES

     Marc Camm, Executive Vice President of Marketing for Netect, will join BindView as the Vice President of Marketing. "I'm extremely excited to be joining BindView's executive management team,"


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BindView Acquires Netect, Inc.
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stated Marc Camm, Vice President of Marketing for BindView Development
Corporation. "Netect's HackerShield technology will complement the BindView EMS product family by providing powerful Internet security scanning functionality." Marc has drawn on his established track record in technology marketing and management to drive Netect's marketing and product strategies. Prior to joining Netect, Marc was the general manager of Symantec and systems group product manager for Microsoft Canada.

     In connection with a management reorganization, Paul Cormier will assume the responsibilities of Nadeem Ghias, BindView's Vice President of Research and Development, who has resigned effective April 2, 1999 for personal reasons. Paul Cormier, Vice President and Chief Technology Officer of Netect, was responsible for moving the HackerShield technology from the concept stage through customer deployment. Prior to joining Netect, Paul was the Director of Engineering for Digital's AltaVista Internet group and directed the joint product development between Digital and MIT regarding the commercialization of the Athena technologies. "Like Marc, I'm extremely excited about joining BindView's executive management team," stated Paul Cormier, Vice President of Research and Development for BindView Development Corporation. "The addition of the HackerShield product line will only add to BindView's industry leading suite of products."

     "BindView gains a wealth of knowledge and experience through the addition of both Marc and Paul to our senior management team," said Eric Pulaski. "The HackerShield product line will become a key part of BindView's strategy for managing enterprise security."

ABOUT BINDVIEW


     BindView Development Corporation develops, markets and supports a suite of systems management software products that manage the security and integrity of complex, distributed client/server networks operating on Microsoft Windows NT and Novell NetWare environments. The Company's primary product line, BindView Enterprise Management System, provides software solutions for systems administration, security management, enterprise inventory of LAN assets and Year 2000 assessment of PC hardware and software. The company can be reached at (800) 749-8439 or at (713) 881-9100. The company can also be contacted via e-mail at info@bindview.com and on the World Wide Web at http://www.bindview.com.


NETECT LTD.

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BindView Acquires Netect, Inc.
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     Netect was established in 1996 with the mission of providing a secure computing environment where all users are protected against hackers breaching the confidentiality, integrity and availability of information. Netect provides the mass technical audience with anti-hacker software aimed at reducing the risk of network intrusions from both internal and external sources. Netect is a member of the Microsoft Security Partner Program (NASDAQ: MSFT), the Sun Development Program (NASDAQ: SUNW) and Dell's Direct Effect Program (NASDAQ:
DELL). Additional information about Netect is available at http://www.netect.com or call 1-888-2-NETECT.


SAFE HARBOR STATEMENT


     Any "forward-looking" statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although BindView believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such statements will prove to be correct. Factors that could cause actual results to differ materially from BindView's expectations include, among others: integration of newly-acquired companies and products (specifically, the purchase of Netect described above); competition within the network management software industry; rapid technological change; BindView's development of and the market's acceptance of new products; as well as the risks, uncertainties and other factors described from time to time in BindView's periodic filings with the Securities and Exchange Commission.

                                       ###

BindView is a registered trademark of BindView Development Corporation. Netect, HackerShield, RapidFire Update and Anti-Hacker Software are registered trademarks of Netect, Ltd Other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.